Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

June 15, 2011	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. ANNOUNCES RESULTS OF ANNUAL MEETING

Board of Directors Authorizes Repurchase of Additional 2.5 Million Shares

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced the results of the 2011 annual meeting of shareholders and the authorization by the board of directors of the repurchase of an additional 2.5 million common shares.

Shareholders re-elected the twelve members of the board of directors for a one-year term. Shareholders also approved an advisory resolution on executive compensation; approved future advisory votes on executive compensation to occur annually; approved the material terms of the performance goals under the Stein Mart, Inc. 2011 Omnibus Plan and authorized three million additional shares available for issuance under that plan; and ratified the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accountants for the fiscal year ending January 28, 2012.

Re-elected for a one-year term were Jay Stein, chairman of the board, Stein Mart, Inc.; David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc.; Richard L. Sisisky, president of The Shircliff and Sisisky Company and lead director; Ralph Alexander, managing director of Riverstone Holdings LLC and former chief executive officer of Innovene; Alvin R. “Pete” Carpenter, former vice chairman of CSX Corporation; Irwin Cohen, senior advisor with the Peter J. Solomon Company and former global managing partner, retail and consumer products practice, Deloitte and Touche LLP; Susan Falk, chief executive officer of Betsey Johnson, LLC; Linda McFarland Farthing, former president and chief executive officer of Stein Mart, Inc.; Mitchell W. Legler, Esq., general counsel to the Company; Martin E. “Hap” Stein, Jr., chairman and chief executive officer of Regency Centers Corporation; Robert L. Mettler, former chairman and chief executive officer of Macy’s West; and John H. “Jack” Williams, Jr., vice chairman of the board and former chief executive officer of Stein Mart, Inc.

The additional authorization to repurchase 2.5 million shares increases the total share repurchase authorization to approximately 3.1 million shares.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Additional information about Stein Mart, Inc. can be found at www.steinmart.com